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                                                                    EXHIBIT 99-3

                   [THE WILLIAMS COMPANIES, INC. LETTERHEAD]

                                                                          , 1995

To Holders of the $2.21
  Cumulative Preferred Stock:


     The Williams Companies, Inc., a Delaware corporation, (the "Company"), is
proposing an exchange offer for up to             aggregate principal amount of
its      % Quarterly Income Capital Securities (the "QUICSSM") (Subordinated
Debentures, Due 2025) for any and all shares of its $2.21 Cumulative Preferred Stock, $1.00 par value (the "Preferred Stock"), validly tendered and not withdrawn pursuant to the Exchange Offer.


     The Offer is explained in detail in the enclosed Prospectus and Letter of Transmittal. If you want to tender your shares and to participate in the Offer, the instructions for tendering are also set forth in detail in the enclosed materials. I encourage you to read these materials carefully before making any decision with respect to the Offer. Neither the Company nor its Board of Directors makes any recommendation to any stockholder whether to tender or to refrain from tendering in the Offer.

                                          Very truly yours,

                                          /s/ KEITH E. BAILEY
                                          -------------------
                                          Keith E. Bailey

                                          Chairman, President and
                                          Chief Executive Officer
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(SM) Lehman Brothers has applied for a service mark for QUICS.